UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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IMMUNOME, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMMUNOME, INC.

665 Stockton Drive, Suite 300
Exton, PA 19341

2021 ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 27, 2021

April 16, 2021

Dear Stockholder:

We are pleased to invite you to attend Immunome, Inc.’s 2021 Annual Meeting of Stockholders which will be held at 9:00 a.m., Eastern Time, on Thursday, May 27, 2021. The annual meeting will be held entirely online due to the public health impact of the Coronavirus (COVID-19) pandemic and to support the health and well-being of our stockholders, employees and directors. We believe that hosting the Annual Meeting virtually under the current environment will enable greater stockholder attendance and participation and improves our ability to communicate more effectively with our stockholders. The Annual Meeting can be accessed via the Internet at: www.virtualshareholdermeeting.com/IMNM2021.

Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of 2021 Annual Meeting of Stockholders and 2021 Annual Meeting Proxy Statement. Other than the proposals described in the Proxy Statement, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting. We are also pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet.

Your vote is important. Whether or not you plan to attend virtually the Annual Meeting, we hope you will vote as soon as possible. Information about voting methods is set forth in the accompanying Notice and Proxy Statement.

If you have any questions with respect to voting, please call our Chief Financial Officer at 610-321-3700.

Sincerely,

Purnanand D. Sarma, Ph.D.
President, Chief Executive Officer and Director

THIS PROXY STATEMENT AND ENCLOSED PROXY CARD ARE
FIRST BEING MADE AVAILABLE ON OR ABOUT APRIL 16, 2021.

IMMUNOME, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

You are invited to attend Immunome, Inc.’s 2021 Annual Meeting of Stockholders. At the Annual Meeting, stockholders will vote:

•	to elect the three director nominees that are set forth in the attached Proxy Statement to serve as Class I directors, whose term will expire in 2024; and

•	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2021 fiscal year.

Stockholders also will transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

MEETING INFORMATION

Date:	May 27, 2021
Time:	9:00 a.m. Eastern Time
Location:	Via the Internet www.virtualshareholdermeeting.com/IMNM2021
Record Date:	You can vote if you were a stockholder of record on March 29, 2021.

Your vote matters. Whether or not you plan to virtually attend the Annual Meeting, please ensure that your shares are represented by voting, signing, dating and returning your proxy in the enclosed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors

Purnanand D. Sarma, Ph.D.
April 16, 2021

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS.   This Proxy Statement and the proxy card are being furnished to our stockholders on or about April 16, 2021. This Proxy Statement and our 2020 Annual Report are available to holders of our common stock at www.investors.immunome.com/financials/sec-filings/. If you would like to receive, without charge, a paper copy of our 2020 Annual Report, including the financial statements, please send your request to our Chief Financial Officer, Immunome, Inc., 665 Stockton Drive, Suite 300, Exton, PA 19341.

SUMMARY INFORMATION

To assist you in reviewing this year’s proposals, we call your attention to the following proxy summary. This is only a summary; please review this Proxy Statement and our 2020 Annual Report in full.

2021 Annual Meeting of Stockholders

Time and Date	Record Date	Location
9:00 a.m., Eastern Time, on Thursday, May 27, 2021	March 29, 2021	Via the Internet www.virtualshareholdermeeting.com/IMNM2021

Summary of Matters for Stockholder Vote

Proposal	For More Information	Board of Directors Recommendation
Item 1: Election of Class I Directors for a Three-Year Term Expiring in 2024 John L. LaMattina, Ph.D. Michael Rapoport Purnanand D. Sarma, Ph.D.	Page 14	✓ FOR Each Nominee
Item 2: Ratification of Appointment of Deloitte & Touche LLP (“Deloitte”) as our Independent Registered Public Accounting Firm for 2021	Page 24	✓ FOR

Our Director Nominees

You are being asked to vote on the election of John L. LaMattina, Ph.D., Michael Rapoport (“Mike Rapp”) and Purnanand D. Sarma, Ph.D. as Class I directors, each to serve for a three-year term expiring at our 2024 Annual Meeting of Stockholders. The number of members of the Board is currently set at seven members and is divided into three classes, each of which has a three-year term. Class I consists of three directors and Classes II and III each consist of two directors.

The term of office of our Class I directors expires at the Annual Meeting. We are nominating Dr. LaMattina, Mr. Rapp and Dr. Sarma for re-election at our 2021 Annual Meeting of Stockholders, or the Annual Meeting, to serve until the 2024 Annual Meeting of Stockholders and until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal. Directors are elected by a plurality of the votes cast by our stockholders at the Annual Meeting. The three nominees receiving the most FOR votes (among votes properly cast online at the meeting or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted FOR the election of Dr. LaMattina, Mr. Rapp and Dr. Sarma. Each nominee has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

Name of Nominee	Age	Director Since	Occupation	Independent
John L. LaMattina, Ph.D.	70	2017	Director of Immunome, PureTech Health and Ligand Pharmaceuticals	Yes

Mike Rapp	53	2015	Director and Chairman of the Immunome Board and Managing Member of Broadband Capital Investments, LLC	Yes

Purnanand D. Sarma, Ph.D.	56	2019	President, Chief Executive Officer and Director of Immunome	No

PROXY STATEMENT

This Proxy Statement, with the enclosed proxy card, is being furnished to stockholders of Immunome, Inc. in connection with the solicitation by the Board of proxies to be voted at our Annual Meeting and at any postponements or adjournments thereof. The Annual Meeting will be held on Thursday, May 27, 2021, at 9:00 a.m., Eastern Time, via the Internet at www.virtualshareholdermeeting.com/IMNM2021.

This Proxy Statement and the enclosed proxy card are first being furnished to our stockholders on or about April 16, 2021. The Notice of Internet Availability of Proxy Materials being mailed to the stockholders is not part of the Proxy Statement.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The Board of Directors (the “Board”) of Immunome, Inc. (the “Company”) is soliciting your vote on matters that will be presented at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof. This Proxy Statement contains information on these matters to assist you in voting your shares. Below is a list of questions that you may have about the Annual Meeting and voting process and our answers to these questions.

Why will stockholders receive a notice regarding the availability of proxy materials on the Internet?

The Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to this Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and related proxy materials over the Internet. Accordingly, we intend to mail a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 16, 2021 to all stockholders of record entitled to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. On the date of mailing the Notice, stockholders will be able to access all of the proxy materials on the website at www.proxyvote.com.

How do stockholders attend the Annual Meeting?

The Annual Meeting will be held on Thursday, May 27, 2021 at 9:00 a.m. Eastern Time. Due to concerns and restrictions related to the global COVID-19 pandemic, the meeting will take place via live webcast on the Internet at www.virtualshareholdermeeting.com/IMNM2021. Online check-in will begin at approximately 8:45 am Eastern time. You can attend the Annual Meeting, vote your shares and submit your questions during the live webcast. You will need your 16-digit control number included in the Notice, the proxy card, or in the instructions that accompany your proxy materials. You cannot attend the Annual Meeting in person. Information on how to vote at the Annual Meeting is discussed below.

If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting, but you will not be able to vote your shares or submit questions during the Annual Meeting.

If you encounter any technical difficulties during check-in time or the live webcast of the Annual Meeting, please call 800-586-1548 (US toll-free) or 303-562-9288 (international) and technical representatives will be able to assist you.

What matters are stockholders being asked to vote on?

There are two matters scheduled for a vote:

•	election of three Class I directors nominated by the Board to serve until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified (Proposal 1); and

•	ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending 2021 (Proposal 2).

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How can stockholders ask questions at the Annual Meeting?

Our live webcast Annual Meeting has been designed to allow stockholders to submit questions up to 15 minutes before and during the Annual Meeting by logging into the webcast using your 16-digit control number.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 29, 2021, referred to as the record date, will be entitled to vote at the Annual Meeting. On the record date, there were 10,660,181 shares of our common stock outstanding and entitled to vote. Voting can occur in the following two ways, depending on how you hold your shares:

Stockholder of Record: Shares Registered in Your Name: If on March 29, 2021 your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote electronically at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting via the live webcast, we urge you to fill out and return the enclosed proxy card as instructed to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank: If on March 29, 2021 your shares were held in an account at a brokerage firm, bank or similar organization instead of directly in your name, then you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting via the live webcast. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for all nominees, or for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

Your vote can be cast in the following ways:

Stockholder of Record: Shares Registered in Your Name: If you are a stockholder of record, you may vote electronically at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting via the live webcast, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting via the live webcast and vote electronically even if you have already voted by proxy.

•	To vote electronically at the Annual Meeting, attend the live webcast at www.virtualshareholdermeeting.com/IMNM2021 and use your 16-digit control number included in the Notice, the proxy card, or in the instructions that accompany your proxy materials.

•	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 26, 2021 to be counted.

•	To vote through the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Time on May 26, 2021 to be counted. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank: If you are a beneficial owner of shares registered in the name of your broker, bank or other organization, you should have received a Notice containing voting instructions from that organization rather than from Immunome. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote electronically during the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other organization included with these proxy materials, or contact that organization to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Immunome common stock you own as of March 29, 2021.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or electronically at the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable and “For” the election of all three nominees for director and “For” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

What happens with my vote if I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other organization how to vote your shares (or do not provide instructions by the deadline prescribed by it), your broker, bank or other organization may still be able to vote your shares in its discretion. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the Nasdaq Stock Market (“Nasdaq”), “non-routine” matters may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. Proposal 1 is considered to be non-routine. Proposal 2 is considered to be routine.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name: If you are the record holder of your shares, you can revoke your proxy at any time before the final vote at the Annual Meeting. Your most current proxy card or telephone or Internet proxy is the one that will be counted. You may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date;

•	You may grant a subsequent proxy by telephone or through the Internet;

•	You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at Immunome, Inc., 665 Stockton Drive, Suite 300, Exton, PA 19341; or

•	You may attend the Annual Meeting via the live webcast and vote electronically, but simply attending the Annual Meeting via the live webcast without voting will not, by itself, revoke your proxy.

Beneficial Owner: Shares Registered in the Name of Broker or Bank: If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting.

•	For Proposal 1, election of directors, the three nominees receiving the most “For” votes properly cast and entitled to vote on the election of directors will be elected (i.e., a plurality of the votes cast). Only votes “For” will affect the outcome.

•	For Proposal 2, ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2021, “For” votes from the holders of a majority of votes properly cast and entitled to vote on the matter must be received to approve this proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

The following table summarizes how votes, abstentions and broker non-votes are treated with respect to our proposals:

Proposal	Votes Required	Treatment of Abstentions and Broker Non-Votes	Broker Discretionary Voting
Item 1: Election of Class I Directors for a Three-Year Term Expiring in 2024	Plurality of the votes cast	Abstentions and broker non-votes will not be taken into account in determining the outcome of the proposal	No
Item 2: Ratification of Appointment of Deloitte as our Independent Registered Public Accounting Firm for 2021	Majority of the votes cast	Abstentions and broker non-votes will not be taken into account in determining the outcome of the proposal	Yes

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine”, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.”

As a reminder, if you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting via the live webcast or represented by proxy. On the record date, there were 10,660,181 shares outstanding and entitled to vote. Thus, the holders of 5,330,092 shares must be present at the Annual Meeting via the live webcast or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote electronically at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting via the live webcast or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who pays the costs of this proxy solicitation?

The Company will pay all the costs of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies by telephone, or by other means of communication, and they will not be paid any additional compensation for solicitation. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

ITEMS TO BE VOTED ON

ITEM 1:

ELECTION OF CLASS I DIRECTORS FOR A THREE-YEAR TERM EXPIRING IN 2024

At the Annual Meeting, our stockholders will vote on the election of three Class I director nominees named in this Proxy Statement as directors, each to serve until our 2024 Annual Meeting of Stockholders and until their respective successors are elected and qualified. The Board has unanimously nominated John L. LaMattina, Ph.D., Mike Rapp and Purnanand D. Sarma, Ph.D. for election to the Board at the Annual Meeting.

Each of the nominees has agreed to be named and to serve, and we expect each nominee to be able to serve if elected. If any nominee is unable to serve, the Nominating and Corporate Governance Committee will recommend to the Board a replacement nominee. The Board may then designate the other nominee to stand for election. If you voted for the unavailable nominee, your vote will be cast for his replacement.

THE BOARD UNANIMOUSLY RECOMMENDS STOCKHOLDERS VOTE FOR THE ELECTION OF
JOHN L. LAMATTINA, PH.D., MIKE RAPP AND PURNANAND D. SARMA, PH.D.

ITEM 2:

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

The Audit Committee of the Board has appointed and engaged Deloitte to serve as our independent registered public accounting firm to audit the consolidated financial statements of the Company for the 2021 fiscal year, and to perform audit-related services. Deloitte has served as our independent registered public accounting firm since 2020.

Stockholders are hereby asked to ratify the Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for the 2021 fiscal year.

The Audit Committee is solely responsible for selecting our independent auditors. Although stockholder ratification of the appointment of Deloitte to serve as our independent registered public accounting firm is not required by law or our organizational documents, the Board has determined that it is desirable to seek stockholders ratification as a matter of good corporate governance in view of the critical role played by independent registered public accounting firms in maintaining the integrity of financial controls and reporting. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider its selection and whether to engage an alternative independent registered public accounting firm.

Representatives of Deloitte are expected to virtually attend the Annual Meeting where they will be available to respond to appropriate questions and, if they desire, to make a statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF
DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

INFORMATION REGARDING THE BOARD

BOARD STRUCTURE AND COMPOSITION

The Board is the Company’s ultimate decision-making body, except with respect to those matters reserved to the stockholders under applicable law. The Board selects the members of our senior management team, who in turn are responsible for the day-to-day operations of the Company. The Board acts as an advisor and counselor to senior management team and oversees their performance.

Our Amended and Restated Bylaws, or Bylaws, provide that the number of members of the Board shall be fixed by the Board from time to time. The Board consists of directors divided into three classes, with each class holding office for a three-year term. Dr. LaMattina, Mr. Rapp and Dr. Sarma, current Class I directors, have been nominated by the Board for election at the Annual Meeting for three-year terms that will expire at the 2024 Annual Meeting of Stockholders and until their respective successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal.

Each nominee has agreed to be named and to serve, and we expect each nominee to be able to serve if elected. If any nominee is unable to serve, the Nominating and Corporate Governance Committee will recommend to the Board a replacement nominee. The Board may then designate the other nominee to stand for election. If you voted for the unavailable nominee, your vote will be cast for their replacement.

The Nominating and Corporate Governance Committee of the Board is responsible for recommending the composition and structure of the Board, for developing criteria for Board membership and identifying individuals that it believes are qualified to become Board members. This committee regularly reviews director competencies, qualities and experiences, with the goal of ensuring that the Board is comprised of an effective team of directors who function collegially and who are able to apply their experience toward meaningful contributions to our business strategy and oversight of our performance, risk management, organizational development and succession planning.

CRITERIA FOR BOARD MEMBERSHIP

The Board will determine the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. The Board considers director nominee recommendations from the Nominating and Corporate Governance Committee. The Board will consider the minimum general criteria set forth below, and may add any specific additional criteria with respect to specific searches, in selecting candidates and existing directors for service on the Board. An acceptable candidate may not fully satisfy all of the criteria, but is expected to satisfy nearly all of them. The Board believes that director candidates should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics.

In considering candidates recommended by the Nominating and Corporate Governance Committee, the Board intends to consider such factors as: (i) possessing relevant expertise upon which to be able to offer advice and guidance to management; (ii) having sufficient time to devote to the affairs of the Company; (iii) demonstrating excellence in his or her field; (iv) having the ability to exercise sound business judgment; (v) experience as a Board member or executive officer of another publicly held company; (vi) having a diverse personal background, perspective and experience; and (vii) having the commitment to rigorously represent the long-term interests of the Company’s stockholders. The Board reviews candidates for director nomination in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders. In conducting this assessment, the Board considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Board reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Board also determines whether the nominee must be independent for purposes of satisfying applicable listing requirements.

SELECTION OF CANDIDATES

Process for Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee will evaluate director nominees in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee will consider the Board membership criteria set forth above, as well as such other factors as it deems appropriate given the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability. While the Company does not have a formal policy on Board diversity, the Nominating and Corporate Governance Committee considers the value of diversity on the Board in evaluating director nominees. Accordingly, the Nominating and Corporate Governance Committee’s evaluation of director nominees for service on the Board includes consideration of their ability to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the Board.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee will review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.

The Nominating and Corporate Governance Committee will also determine whether the potential candidates satisfy the independence requirements of Nasdaq, which determination will be based upon applicable rules of the exchange, the applicable rules and regulations of the SEC and the advice of counsel, if necessary. In the case of new director candidates, the Nominating and Corporate Governance Committee will use its network of contacts to find a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.

The Nominating and Corporate Governance Committee will periodically meet to discuss and consider potential new candidates. After conducting the required diligence, if the Nominating and Corporate Governance Committee so determines by majority vote, it will select a nominee for recommendation to the Board.

Stockholder Recommendations of Director Nominees

The Nominating and Corporate Governance Committee will consider director candidates recommended by Company stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a Company stockholder.

Company stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board at an annual meeting of stockholders must do so pursuant to the terms of and procedures specified in our Bylaws.

INFORMATION REGARDING OUR DIRECTORS

CLASS I DIRECTORS (OUR NOMINEES) — PRESENT TERMS EXPIRING AT THE ANNUAL MEETING AND PROPOSED TERMS TO EXPIRE IN 2024

John L. LaMattina, Ph.D.	Director Since: 2017	Committee Memberships: Compensation (Chair)

John L. LaMattina, Ph.D., age 71, has served as a member of the Board since October 2017. Dr. LaMattina has served as a director at PureTech Health since November 2010 and Ligand since February 2011, both of which are public companies, as well as Vedanta Biosciences since February 2012. He has served as a scientific advisor to Frequency Therapeutics since August 2017. He served on the board of directors of Zafgen from January 2014 until May 2020 and Gelesis Inc. from March 2010 to July 2019. Dr. LaMattina was previously President of Pfizer Global Research and Development and Senior Vice President of Pfizer, Inc., having held previous positions at Pfizer, including Vice President of US Discovery Operations, Senior Vice President of Worldwide Discovery Operations and Senior Vice President of Worldwide Development. Dr. LaMattina received his B.S. in Chemistry from Boston College and a Ph.D. in Organic Chemistry from the University of New Hampshire. Dr. LaMattina completed his postdoctoral studies as a National Institutes of Health Postdoctoral Fellow at Princeton University.

Skills & Qualifications: Dr. LaMattina’s experience as a member of the board of directors of several biotechnology companies and his comprehensive understanding of the industry qualifies him to serve on the Board.

Mike Rapp	Director Since: 2015	Committee Memberships: None

Mike Rapp, age 53, has served as of the Chairman of the Board since December 2015. Mr. Rapp has served as a Managing Member of Broadband Capital Investments, LLC, since January 2017 and has served as Chairman of and held various leadership roles at Broadband Capital Management LLC and its affiliates since March 2000. He is also currently the Chief Executive Officer and was Chairman of Committed Capital Acquisition Corporation II since March 2014. Mr. Rapp was Managing Member of HF Investments and its affiliates for three years. Mr. Rapp has served as a board member of Hudson Equity Partners LLC since May 2012 and of Hydrofarm Inc. from March 2017 until July 2020. Mr. Rapp received his B.A. in Psychology from the University of Michigan-Ann Arbor.

Skills & Qualifications: Mr. Rapp’s extensive experience as a venture capital investor, financial executive and board member qualifies him to serve on the Board.

Purnanand D. Sarma, Ph.D.	Director Since: 2019	Committee Memberships: None

Purnanand D. Sarma, Ph.D., age 56, has served as our President and Chief Executive Officer and as a member of the Board since June 2019. Prior to joining us, Dr. Sarma served as President, Chief Executive Officer and a member of the board of directors at TARIS Biomedical LLC from July 2010 to December 2018. He has also previously served as VP and General Manager of World-wide Drug Delivery Technologies at Cephalon Corporation and served in several roles at Nektar Therapeutics. Dr. Sarma received a B.Pharm. from Andhra University in Visakhapatnam, India, and a Ph.D. in Pharmaceutics from the University of Minnesota.

Skills & Qualifications: Dr. Sarma’s extensive experience in the pharmaceutical industry and executive leadership experience qualify him to serve on the Board.

CONTINUING DIRECTORS

CLASS II DIRECTORS — TERMS EXPIRING AT THE 2022 ANNUAL MEETING OF STOCKHOLDERS

Michael Lefenfeld	Director Since: 2017	Committee Memberships: Audit, Compensation, Nominating and Corporate Governance (Chair)

Michael Lefenfeld, age 40, has served as a member of the Board since October 2017. Mr. Lefenfeld has served as the President and Chief Executive Officer of Cyanco since March 2018 and as the President and Chief Executive Officer of SiGNa Chemistry since March 2007. Mr. Lefenfeld has also served on the boards of directors of Cyanco since March 2018 and of SiGNa Chemistry since March 2007. Mr. Lefenfeld received his B.S. in Chemical Engineering at Washington University in St. Louis, his M.S. in Chemistry at Columbia University and an executive education certificate at Stanford University’s Graduate School of Business.

Skills & Qualifications: Mr. Lefenfeld’s significant industry experience and corporate management experience qualify him to serve on the Board.

Michael D. Widlitz, M.D.	Director Since: 2015	Committee Memberships: Nominating and Corporate Governance

Michael D. Widlitz, M.D., age 70, has served as a member of the Board since December 2015. He recently served as a Principal at Michael D Widlitz, MD, LLC from September 2007 to September 2019. Dr. Widlitz previously served in various roles at Pfizer Inc., including Vice President, US Medical for the Specialty Markets and Vice President and Group Leader in Urology, Respiratory, Arthritis and Women’s Health. Dr. Widlitz received his B.A. in General Studies with distinction from the University of Michigan — Ann Arbor and his M.D. from George Washington University School of Medicine. He completed a residency in otolaryngology at Albert Einstein College of Medicine and is Board Certified by the American Board of Otolaryngology and Head and Neck Surgery.

Skills & Qualifications: Dr. Widlitz’s medical experience and life science industry experience qualify him to serve on the Board.

CLASS III DIRECTORS — TERMS EXPIRING AT THE 2023 ANNUAL MEETING OF STOCKHOLDERS

Richard A. Baron	Director Since: 2020	Committee Memberships: Audit (Chair)

Richard A. Baron, age 65, has served as a member of the Board since September 2020. Since 2011, Mr. Baron has served as a strategic advisor to early stage companies in the pharmaceuticals, biotechnology and technologies industries through RA Baron Associates LLC. From March 2015 to August 2016, he was Vice President of Finance and Chief Financial Officer of Zynerba Pharmaceuticals, Inc., a specialty pharmaceuticals company. Prior to that, he served as Senior Vice President Finance and Chief Financial Officer of Globus Medical, Inc., an orthopedic spine company, from 2012 to January 2015. In addition to these roles, Mr. Baron has been the Chief Financial Officer for various companies in the biotechnology, managed care and generic pharmaceuticals industries. Mr. Baron began his career in audit and tax services at Coopers & Lybrand and Arthur Young. Mr. Baron received his B.S. in Economics at The Wharton School of the University of Pennsylvania and earned a C.P.A.

Skills & Qualifications: Mr. Baron’s industry experience and significant financial expertise qualify him to serve on the Board.

Philip Wagenheim	Director Since: 2017	Committee Memberships: Audit, Compensation, Nominating and Corporate Governance

Philip Wagenheim, age 50, has served as a member of the Board since December 2017 and served as our interim Chief Executive Officer from January 2017 to March 2017. Mr. Wagenheim has served as a Managing Member of Broadband Capital Partners, LLC since March 2016. He has also served as Vice Chairman of and held various leadership roles at Broadband Capital Management LLC and its affiliates since March 2000. He also served as Secretary, President and a member of the board of directors of Committed Capital Acquisition Corporation II from March 2014 to June 2017. Mr. Wagenheim received his B.B.A. from the University of Miami in 1992.

Skills & Qualifications: Mr. Wagenheim’s extensive experience as a venture capital investor in the life science industry and financial expertise qualifies him to serve on the Board.

CORPORATE GOVERNANCE AND RISK MANAGEMENT

We are committed to good corporate governance and integrity in our business dealings. We believe that strong corporate governance practices that provide meaningful rights to our stockholders and ensure Board and management accountability are key to our relationship with our stockholders. We strive to have regular, constructive conversations with our stockholders to better understand our stockholders’ priorities and perspectives.

Our governance practices are documented in our Amended and Restated Certificate of Incorporation, or Certificate, our Bylaws, our Code of Business Conduct and Ethics, or the Code of Conduct, our Corporate Governance Guidelines and the charters of the committees of the Board, or the Committees. Aspects of our governance documents are summarized below. You can find our charters for each Committee, our Code of Conduct and our Corporate Governance Guidelines on our website at www.immunome.com under “Investors — Governance — Governance Documents.”

BOARD INDEPENDENCE

As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” within one year of listing, as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

The Board has determined that, with the exception of Dr. Sarma and Mr. Wagenheim, each of our directors is an “independent director,” as defined under the rules of Nasdaq. In making this determination, the Board considered the relationships that each such non-employee director has with the Company and all other facts and circumstances that the Board deemed relevant in determining their independence, including the beneficial ownership of our common stock by each non-employee director. Our independent directors generally meet in executive session at each regularly scheduled Board meeting.

BOARD LEADERSHIP STRUCTURE

Currently, our leadership structure separates the offices of CEO and Chairman of the Board with Dr. Sarma serving as our CEO and Mr. Rapp serving as Chairman of the Board. The Board believes that the current separation of the positions of CEO and Chairman of the Board reinforces the independence of the Board from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board as a whole. While the Board does not have a formal policy with respect to the separation of the offices of Chief Executive Officer, or CEO, and Chairman of the Board, the Board believes it is important to retain its flexibility to allocate the responsibilities of the officers of Chairman of the Board and CEO in any way that is in the best interest of the Company at a given point in time.

BOARD COMMITTEES

The Board has established the following Committees to assist in discharging its duties: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each member of our Committees other than Mr. Wagenheim is an independent director as that term is defined by the SEC and Nasdaq. With respect to Mr. Wagenheim, although he is not independent, he is serving on Board committees as permitted by SEC and Nasdaq rules that allow companies to phase in independent directors for up to one year following an initial public offering.

The primary responsibilities of each of the Committees and the Committee memberships are provided below under the section entitled “Board Attendance, Committee Meetings and Committee Membership.” Each of the Committees has the authority, as its members deem appropriate, to engage legal counsel or other experts or consultants in order to assist the Committee in carrying out its responsibilities.

RISK MANAGEMENT

One of the key functions of the Board is to oversee our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address the risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. In addition, the Board meets with certain members of our executive team, including the heads of our business, compliance and regulatory functions, who discuss the risks and exposures involved in their respective areas of responsibility as well as any developments that could impact our risk profile or other aspects of our business.

While the Board has the ultimate oversight responsibility for the risk management process, its Committees oversee risk in certain specified areas. For example:

•	The Audit Committee oversees management of financial reporting, approval of related-party transactions, compliance and litigation risks, including risks related to our insurance, information technology, cybersecurity, human resources, regulatory matters, internal controls, as well as the steps management has taken to monitor and control such exposures.

•	The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation policies, plans and arrangements and the extent to which those policies or practices increase or decrease risk for the Company.

•	The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest that could impact independence and the effectiveness of the Board.

EVALUATING BOARD EFFECTIVENESS

The Board, led by the Nominating and Corporate Governance Committee, is committed to continuous improvement, and annual self-evaluations are an important tool for evaluating effectiveness. It has established and will conduct an annual self-evaluation of the Board, which is presented by the Chair of the Nominating and Corporate Governance Committee to the Board for discussion. In addition, each committee will conduct an annual self-assessment in a review process similar to that used by the Board.

CODE OF CONDUCT

We have a written Code of Conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct covers fundamental ethical and compliance-related principles and practices such as accurate accounting records and financial reporting, avoiding conflicts of interest, the protection and use of our property and information and compliance with legal and regulatory requirements. The Code of Conduct and any amendments thereto, or any waivers of its requirements, are disclosed on our website at www.immunome.com.

CORPORATE GOVERNANCE GUIDELINES

We have a written set of corporate governance guidelines that are designed to help ensure effective corporate governance of the Company. Our corporate governance guidelines cover topics including, but not limited to, the size and composition of the Board, Board membership criteria, director qualifications and duties, Board committees, director compensation and director communications with third parties. Succession planning for the Board is critical to our success. Our goal is to achieve a Board that provides effective oversight of the Company through the appropriate balance of diversity of perspectives, experience, expertise and skills. Our corporate governance guidelines are reviewed at least annually by the Nominating and Corporate Governance Committee and amended by the Board when appropriate.

BOARD INDEPENDENCE; COMMITTEE MEMBERSHIP AND MEETINGS

The following table sets forth information regarding each director’s independence and roles on the Board.

Director	Independent	Board	AC	CC	NCGC
Richard A. Baron	Yes	M	C
John L. LaMattina, Ph.D.	Yes	M		C
Michael Lefenfeld	Yes	M	M	M	C
Mike Rapp	Yes	C
Purnanand D. Sarma, Ph.D.	No	M
Philip Wagenheim	No	M	M	M	M
Michael D. Widlitz, M.D.	Yes	M			M

AC = Audit Committee

C = Chair

CC = Compensation Committee

M = Member

NCGC = Nominating and Corporate Governance Committee

During 2020, the Board held nine meetings. From the formation of the Board committees in September 2020 through the end of 2020, the Compensation Committee held three meetings, the Audit Committee held one meeting and the Nominating and Corporate Governance Committee held no meetings. Each director attended at least 75% of the aggregate of the number of meetings of the Board and the number of meetings of each Committee on which the director served in 2020.

Audit Committee

The Audit Committee assists the Board by providing oversight of our financial management, independent auditor and financial reporting procedures, as well as such other matters as directed by the Board or the Audit Committee Charter. Among other things, the Audit Committee’s responsibilities include:

•	selecting a firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	monitoring compliance with the code of business and conduct and ethics for financial management;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The Board has determined that all members of the Audit Committee other than Mr. Wagenheim are “independent” and all members are financially literate under the applicable rules and regulations of the SEC and Nasdaq. The Board also has determined that Mr. Baron qualifies as an “audit committee financial expert” within the meaning of SEC regulations. This designation does not impose any duties, obligations or liabilities that are greater than those that are generally imposed on members of the Audit Committee and the Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies qualified individuals for membership on the Board, recommends to the Board the director nominees to fill vacancies on the Board and to stand for election at the next annual meeting of stockholders, develops and recommends to the Board a set of corporate governance guidelines for the Board and provides oversight of the corporate governance affairs of the Board, as well as such other matters as directed by the Board or the Nominating and Corporate Governance Charter. Among other things, the Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying and recommending candidates for membership on the Board;
•	reviewing and recommending our corporate governance guidelines and policies;
•	reviewing proposed waivers of the code of conduct for directors and executive officers;
•	overseeing the process of evaluating the performance of the Board; and
•	assisting the Board on corporate governance matters.

The Nominating and Corporate Governance Committee is responsible for identifying individuals that the Nominating and Corporate Governance Committee believes are qualified to become Board members, as described above in the section entitled “Board Structure and Composition.”

The members of the Nominating and Corporate Governance Committee are Messrs. Lefenfeld (Chair) and Wagenheim and Dr. LaMattina. The Board has determined that all Nominating and Corporate Governance Committee members other than Mr. Wagenheim are independent under the listing standards of Nasdaq.

Compensation Committee

The Compensation Committee reviews the performance and development of our management in achieving corporate goals and objectives and assures that our executive officers (including our CEO) are compensated effectively in a manner consistent with our strategy, competitive practice and stockholder interests, as well as such other matters as directed by the Board or the Compensation Committee Charter. Among other things, the Compensation Committee’s responsibilities include:

•	reviewing and approving, or recommending that the Board approve, the compensation of our executive officers;
•	reviewing and recommending to the Board the compensation of our directors;
•	administering our stock and equity incentive plans;
•	reviewing and approving, or making recommendations to the Board with respect to, incentive compensation and equity plans; and
•	reviewing our overall compensation philosophy.

The Compensation Committee has the authority to form and delegate authority to one or more subcommittees as it deems appropriate from time to time under the circumstances. The Compensation Committee annually reviews the performance of each of the executive officers, including the CEO. In accordance with the authority granted to it, the Committee then either determines the compensation of each executive officer or makes recommendations regarding such compensation to the Board for approval.

The members of the Compensation Committee are Dr. LaMattina (Chair) and Messrs. Lefenfeld and Wagenheim. The Board has determined that all Compensation Committee members other than Mr. Wagenheim are independent under the listing standards of Nasdaq and are “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, or the Exchange Act.

FAMILY RELATIONSHIPS

There are no family relationships among any of our directors or executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2020 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is one of our officers or employees, and none of our executive officers has served or serves on the compensation committee or board of any company that employed or employs any member of the Compensation Committee or the Board.

STOCKHOLDER ENGAGEMENT

Engaging with our stockholders is an integral component of maintaining strong corporate governance practices. We make considerable effort to ensure that the views of stockholders are heard by the Board or individual directors or executive officers, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Our goal is to continue to communicate with our stockholders through various platforms, including via our website at www.immunome.com, in print and in person at investor presentations or stockholder meetings.

STOCKHOLDER AND OTHER INTERESTED PARTY COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties who wish to communicate with the non-management or independent members of the Board may do so by letters addressed to the attention of our Chief Legal Officer. All such communications will be reviewed by the Chief Legal Officer and routed to the appropriate member(s) of the Board.

The address for these communications is:

Immunome, Inc.
665 Stockton Drive, Suite 300
Exton, Pennsylvania 19341
Attn: Chief Legal Officer

DIRECTOR COMPENSATION

We have designed and implemented our compensation program for our non-employee directors to attract, motivate and retain individuals who are committed to our values and goals and who have the expertise and experience that we need to achieve those goals.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

In connection with our initial public offering (the “IPO”), the Board adopted a non-employee director compensation policy, the material terms of which are summarized in the table below:

Compensation Elements — Non-Employee Director Compensation Program

Annual Board Member Retainer
Director Retainer	$35,000
Chairman Additional Retainer	$35,000
Annual Committee Chair Retainer (inclusive of Annual Committee Member Retainer below)
Audit	$15,000
Compensation	$10,000
Nominating and Corporate Governance	$8,000
Annual Committee Member Retainer
Audit	$7,500
Compensation	$5,000
Nominating and Corporate Governance	$4,000
Equity Awards
Initial Equity Award	Each non-employee director received, upon his initial election or appointment to the Board, an option to purchase 7,500 shares of our common stock under the 2020 Plan. Each of these options will vest in equal quarterly installments until all shares are vested on the third anniversary of the date of grant, subject to the non-employee director’s continued service as a director.
Annual Equity Award	On the date of each annual meeting of stockholders, each non-employee director will receive an option to purchase 3,750 shares of our common stock under the 2020 Plan, or a pro-rated amount based on the full months such director has served as a director if such director has not served on the Board for 12 months prior to the applicable annual meeting of stockholders. Each of these options will vest in equal quarterly installments over the four quarters following the date of grant such that the option is fully vested on the first anniversary of the date of grant, subject to the non-employee director’ continued service as a director. For each non-employee director who remains in continuous service until immediately prior to the closing of a change in control (as defined in the 2020 Plan), the shares subject to his or her then outstanding initial grant and annual grants that were granted under the director compensation policy will become fully vested immediately prior to the closing of such change in control. All options issued to our non-employee directors under our director compensation policy will be issued at exercise prices equal to the fair market value of our common stock on the date of grant and will have a term of ten years.

The cash retainers above are payable in arrears in four equal quarterly installments within 30 days after the end of each calendar quarter in which the service occurred, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on the Board. We also reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee of the Board on which they serve.

DIRECTOR COMPENSATION TABLE

The following table below sets forth information for the fiscal year ended December 31, 2020 regarding the compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Mike Rapp	17,500	59,030	76,530
Richard A. Baron	12,500	59,030	71,530
John L. LaMattina, Ph.D.	11,250	59,030	70,280
Michael Lefenfeld	13,875	59,030	72,905
Philip Wagenheim	12,875	59,030	71,905
Michael D. Widlitz, M.D.	9,750	59,030	68,780

(1) Amounts shown in this column do not reflect dollar amounts actually received by our directors. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted in 2020 determined in accordance with the provisions of Financial Accounting Standards Board Accounting Standards, Codification Topic 718, Compensation — Stock Compensation, or FASB ASC Topic 718. The assumptions made in the calculation of these amounts are included in Note 13 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The Audit Committee works with our management in order to negotiate appropriate fees with Deloitte and is ultimately responsible for approving those fees. The following is a summary and description of fees for services provided by Deloitte in 2020 and 2019.

Service	2020	2019
Audit Fees	$1,018,882	-
Audit-Related Fees	-	-
Tax Fees	$12,076	-
All Other Fees	-	-
Total	$1,030,958	-

“Audit fees” represented the aggregate fees for professional services rendered for the audit of our financial statements and the review of our quarterly financial statements on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States). Also included are the fees related to our Registration Statements on Form S-1.

“Tax fees” consisted of fees related to tax compliance, tax planning and tax advice.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee is responsible for appointing, retaining, setting compensation for, and evaluating and overseeing the work of the independent registered public accounting firm. The Audit Committee Charter establishes a policy that all audit and permissible non-audit services provided by the independent registered public accounting firm will be pre-approved by the Audit Committee.

All such audit and permissible non-audit services were pre-approved in accordance with this policy during the fiscal year ended December 31, 2020. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our independent registered public accounting firm. The responsibility to pre-approve audit and non-audit services may be delegated by the Audit Committee to one or more members of the Audit Committee; provided that any decisions made by such member or members must be presented to the full Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting process.

Management is primarily responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm for the fiscal year 2020, Deloitte, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Company’s 2020 Annual Report with management and Deloitte. The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte its independence.

The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management. Based on the considerations and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s 2020 Annual Report.

Audit Committee
Richard Baron (Chair)
Michael Lefenfeld
Philip Wagenheim

EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each of our executive officers as of the date of this Proxy Statement:

Name	Position	Age
Purnanand D. Sarma, Ph.D.	President, Chief Executive Officer and Director	56
Michael J. Morin, Ph.D.	Chief Scientific Officer	66
Diane M. Marcou	Interim Chief Financial Officer	54
Sandra G. Stoneman	Chief Legal Officer and General Counsel	48
Dennis H. Giesing, Ph.D.	Chief Development Officer	68

Purnanand D. Sarma — For biographical information for Purnanand D. Sarma, see “Information Regarding the Board of Directors — Continuing Directors.”

Michael J. Morin, Ph.D. has served as our Chief Scientific Officer since May 2019 and served as our Chief Executive Officer from March 2017 to May 2019. Dr. Morin previously served on the Board from March 2017 to August 2020. Prior to originally joining us as Chief Scientific Officer in January 2017, Dr. Morin served as an independent consultant to the biotechnology industry, including the Company, from September 2015 to March 2017, and he served as the Chief Scientific Officer of Onkaido Therapeutics LLC from June 2014 to September 2015. He has also served as the Chief Executive Officer of Supportive Therapeutics, LLC, and held various roles, including Vice President in Global Research and Development at Pfizer, Inc., where he led Antibacterials, Immunology and Cancer Drug Discovery. Dr. Morin received his B.Sci. in Biological Sciences from the University of Lowell (now the University of Massachusetts Lowell) and his Ph.D. in Cancer Pharmacology from the State University of New York at Buffalo (Roswell Park Graduate Division). Dr. Morin completed his postdoctoral work as an NIH postdoctoral fellow at the Yale Comprehensive Cancer Center.

Diane M. Marcou has served as our Interim Chief Financial Officer since November 30, 2020 and previously served as our Interim Chief Financial Officer from May 2020 to September 2020, each as an independent consultant. Since 2004, Ms. Marcou has worked as an independent consultant, and she currently holds a Chief Financial Officer position at other early stage privately held companies. Previously, she served as Chief Financial Officer and Vice President of Finance and Administration for Incentive Systems (d/b/a Centive) and Chief Financial Officer at Workgroup Technology. Ms. Marcou earned her C.P.A. at PricewaterhouseCoopers (formerly Coopers & Lybrand) and received her B.S. in Business Administration from Boston College.

Sandra G. Stoneman has served as our Chief Legal Officer and General Counsel since October 2020. In this role, Sandra serves as Corporate Secretary to the Board of Directors and leads the legal, corporate governance, intellectual property and human resources functions of the Company. Prior to her role at Immunome, Ms. Stoneman was a corporate partner at the law firm of Duane Morris LLP from 2002 to 2020, where she was co-lead of the firm’s Life Sciences interdisciplinary practice group and was a co-chair of the firm’s emerging companies division and was an associate at the Dechert law firm from 1997 to 2002. She is a 1997 graduate of Temple University School of Law, where she was an articles editor for the Temple Law Review, and received her B.A. in Sociology and Spanish from the State University of New York at Binghamton.

Dennis H. Giesing, Ph.D. has served as our Chief Development Officer since March 2021. Prior to joining us, Dr. Giesing was with Johnson & Johnson from 2019 to 2021. Previously he served as Chief Scientific Officer at Taris Biomedical for nearly 12 years, heading the development of innovative treatments for bladder diseases including overactive bladder and bladder cancer, leading to its acquisition by Johnson & Johnson in 2019. Prior to TARIS, Dr. Giesing was Head of Pharmaceutical Development at Medivector, leading the development of treatments to combat infectious diseases, including pandemic influenza and hemorrhagic viruses. Previously to that, he served as Senior Vice President of Lead Optimization at Aventis Pharmaceuticals, advancing novel therapies into late-stage clinical development. Dr. Giesing received his Ph.D. in Biochemical Pharmacology from the University of Missouri – Kansas City.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our named executive officers. In 2020, our named executive officers were Dr. Sarma, our President and Chief Executive Officer, Mr. Morin, our Chief Scientific Officer, and Sandra G. Stoneman, our Chief Legal Officer and General Counsel.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our named executive officers during the fiscal years ended December 31, 2019 and 2020:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total ($)
Purnanand D. Sarma, Ph.D.(2)(3)	2020	435,000	—	1,037,560	211,561	10,881	(4)	1,695,002
President, Chief Executive Officer and Director	2019	233,333	—	—	81,666	24,911	(4)	339,910

Michael J. Morin, Ph.D.(2)(5)	2020	249,385	—	559,694	108,204	19,523	(6)	936,806
Chief Scientific Officer	2019	220,000	—	—	110,000	33,770	(6)	363,770

Sandra G. Stoneman(7)	2020	71,571	15,000	1,196,828	30,632	366	(8)	1,314,397
Chief Legal Officer and General Counsel	2019	—	—	—	—	—		—

(1)	This column reflects the amount of performance-based cash incentive compensation earned by our named executive officers for 2019 and 2020. For more information, see below under “— Non-Equity Incentive Plan Compensation.”

(2)	Each of Dr. Sarma and Dr. Morin was also a member of the Board in 2019, but neither received any additional compensation in his capacity as a director. Dr. Morin resigned from the Board in August 2020.

(3)	Dr. Sarma’s employment with the Company commenced on May 30, 2019. The salary reported reflects the pro rata portion of Dr. Sarma’s annual salary of $400,000 from commencement of his employment through December 31, 2019.

(4)	For 2020, this amount consists of $5,174 in matching contributions to Dr. Sarma’s 401(k) plan, $774 in life insurance premiums and $4,932 in expense reimbursements and use of a corporate apartment. For 2019, this amount consists of $23,002 for reimbursement of commuting expenses and use of a corporate apartment, $1,667 in matching contributions to Dr. Sarma’s 401(k) plan and $242 in life insurance premiums.

(5)	Dr. Morin served as our Chief Executive Officer during 2019 until May 29, 2019 and has served as our Chief Scientific Officer since May 30, 2019.

(6)	For 2020, this amount consists of $10,782 in matching contributions to Dr. Morin’s 401(k) plan, $2,286 in life insurance premiums and $6,456 in expense reimbursements and use of a corporate apartment. For 2019, this amount consists of $22,202 for reimbursement of commuting expenses and use of a corporate apartment, $10,380 in matching contributions to Dr. Morin’s 401(k) plan and $1,188 in life insurance premiums.

(7)	Ms. Stoneman’s employment commenced on October 26, 2020. The salary reported reflects the pro rata portion of Ms. Stoneman’s annual salary of $385,000 from commencement of her employment through December 31, 2020. Ms. Stoneman’s Non-Equity Incentive Plan Compensation was pro-rated commensurate with the portion of 2020 during which she was employed.

(8)	This amount consists of matching contributions to Ms. Stoneman’s 401(k) plan and life insurance premiums.

Elements of Compensation

In 2020, we engaged a compensation consultant to evaluate and adjust our compensation strategy and practices for the Company in anticipation of the IPO and beyond. As part of this engagement, the Board requested that the compensation consultant develop a comparative group of companies and to perform an analysis of competitive performance and compensation levels among that group. The compensation consultant also conducted individual interviews with members of senior management and the Board to learn more about our business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which we compete. Ultimately, the Board approved the recommendations from the compensation consultant and implemented them effective as of the IPO.

In anticipation of the IPO, and in addition to its retention of the compensation consultant, the Board formed a Compensation Committee to determine elements of compensation of employees and/or make recommendations in this regard to the Board. The Compensation Committee and the Board consulted with the Chief Executive Officer in these determinations (except regarding compensation for the Chief Executive Officer). Prior to the formation of the Compensation Committee, the Board made compensation-related determinations, in consultation with the Chief Executive Officer.

The following is a discussion of each of the primary elements of compensation that our named executive officers are eligible to receive.

Base Salaries

Annual base salaries are intended to provide a fixed component of compensation to our named executive officers, reflecting their skill sets, experience, roles and responsibilities, and are typically reviewed on an annual basis. Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent and were set based on feedback from our compensation consultant.

The following table sets forth the annual base salaries for each of our named executive officers for 2019 and 2020:

NAME	2019 BASE SALARY ($)	2020 BASE SALARY ($)
Purnanand D. Sarma, Ph.D.(1) President, Chief Executive Officer and Director	400,000	540,000
Michael J. Morin, Ph.D.(2) Chief Scientific Officer	220,000	300,000
Sandra G. Stoneman(3) Chief Legal Officer and General Counsel	-	385,000

(1)	Dr. Sarma’s 2019 base salary was approved by the Board in June 2019 connection with the commencement of his employment and was increased to $540,000 in August 2020 pursuant to the terms of his amended and restated offer letter, effective upon the closing of the IPO.

(2)	Dr. Morin’s 2019 base salary was approved by the Board in June 2019 in connection with his transition to Chief Scientific Officer and was increased to $300,000 in August 2020 pursuant to the terms of his amended and restated offer letter, effective upon the closing of the IPO.

(3)	Ms. Stoneman’s 2020 base salary was approved by the Board in October 2020 in connection with the commencement of her employment.

Cash Bonus Compensation

From time to time the Board or Compensation Committee may approve discretionary cash bonuses for our named executive officers based on individual performance, Company performance or as otherwise determined appropriate. In 2020, the Board awarded to Ms. Stoneman a discretionary cash bonus of $15,000. No discretionary cash bonuses were awarded in 2019.

Non-Equity Incentive Plan Compensation

We seek to motivate and reward our executives for achievements relative to corporate and individual goals and expectations for each fiscal year. Drs. Sarma and Morin and Ms. Stoneman are eligible to receive an annual performance bonus based on the achievement of individual and Company-wide performance goals as determined by the Compensation Committee and/or the Board.

For 2020, in light of the COVID-19 pandemic and other strategic initiatives, the Board decided to set shorter-term dynamic periodic goals rather than annual goals. In March 2021, the Compensation Committee recommended that the Board award performance bonuses to be paid at 110% of the bonus target percentage for all employees, except that the Committee left to the discretion of the Board the bonus to be paid to Dr. Sarma. The Board in turn approved the employee bonuses and set Dr. Sarma’s bonus at 110% of his bonus target percentage as well, as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

For 2019, the annual performance goals included research and corporate objectives. Each of Dr. Sarma and Dr. Morin was assigned a target bonus expressed as a percentage of his base salary. The target bonus amounts for Dr. Sarma and Dr. Morin for 2019 were set at 35% and 100%, respectively. In August 2020, the Board determined that each of Dr. Sarma and Dr. Morin achieved their individual goals for 2019 at 100% and 50% of their target bonus amounts, respectively, and, as a result, approved annual performance bonuses in the respective amounts of $81,666 and $110,000, respectively, as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Equity-Based Incentive Awards

We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly, the Board periodically reviews the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options.

We typically grant stock option awards at the start of employment to each executive and our other employees. Prior to the IPO, we maintained a practice of granting additional equity on an annual basis based on individual and Company performance, and we retain discretion to provide additional targeted grants in certain circumstances.

We award stock options on the date the Board approves the grant. We set the option exercise price based on the fair market value of our common stock on the date of grant. Time vested stock option grants to our executives typically vest over four years with a one-year cliff and monthly thereafter over the next three years for initial grants and monthly over four years for follow-on grants. All stock options have a term of ten years from the grant date.

Other Benefits

We currently provide broad-based welfare benefits that are available to all employees, including our named executive officers, including health, dental, life, vision and disability insurance.

In addition, we maintain a 401(k) plan intended to qualify as a tax-qualified plan under Section 401 of the Code, with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. The 401(k) plan provides that each participant may contribute up to the lesser of 92% of their compensation or the statutory limit, which was $19,500 for calendar year 2020. We match 100% of employee contributions up to 3% of their eligible compensation. Employees’ pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

In addition, our eligible employees (including our named executive officers), may participate in the Company’s 2020 Employee Stock Purchase Plan, or 2020 ESPP, as determined by the Board. The 2020 ESPP provides eligible employees with the opportunity to acquire our common stock through periodic payroll deductions, at a discounted price. The 2020 ESPP is structured as a qualified employee stock purchase plan under Section 423 of the Code. We do not maintain any defined benefit pension plans or nonqualified deferred compensation plans.

PLEDGING AND HEDGING POLICIES

Under the terms of our Insider Trading Policy, our executive officers and directors are prohibited from: trading in call or put options involving our securities and other derivative securities; engaging in short sales of our securities; holding our securities in a margin account, all forms of hedging or monetizing our transactions, such as zero-cost collars and forward sale contracts and pledging company securities to secure margin or other loans.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding the number of shares of common stock underlying outstanding plan awards held by each of our named executive officers as of December 31, 2020:

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Purnanand D. Sarma, Ph.D.	3/03/2020	130,084	198,551	0.54	3/02/2030
	8/04/2020	17,220	74,620	2.40	8/03/2030
	8/04/2020	-	51,205	2.40	8/03/2030
Michael J. Morin, Ph.D.	11/16/2015	3,620	-	1.80	11/15/2025
	3/07/2017	189,972	-	0.06	3/06/2027
	4/13/2017	8,888	-	0.06	4/12/2027
	3/03/2020	23,918	36,508	0.54	3/02/2030
	8/04/2020	13,776	59,696	2.40	8/03/2030
	8/04/2020	-	40,964	2.40	8/03/2030
Sandra G. Stoneman	11/03/2020	-	148,837	11.38	11/03/2030

EMPLOYMENT ARRANGEMENTS

We have entered into agreements with each of our named executive officers. Below are written descriptions of our employment agreements with Dr. Sarma, Dr. Morin and Ms. Stoneman. Each of our named executive officers’ service may be terminated at any time by us.

Purnanand D. Sarma, Ph.D., We entered into an amended and restated employment agreement dated September 24, 2020, which took effect upon our initial public offering, setting forth the terms of Dr. Sarma’s employment as President and Chief Executive Officer. The amended and restated employment agreement superseded the employment offer with the Company dated May 30, 2019, as amended August 5, 2020. Pursuant to the amended and restated employment agreement, Dr. Sarma is entitled to an initial annual base salary of $540,000. Dr. Sarma’s amended and restated employment agreement also provides for an annual target bonus of up to 50% of his base salary, to be applied on a prospective basis effective as of the effective date of the amended and restated employment agreement. Receipt of an annual bonus is subject to achievement of individual and Company-wide annual performance goals, as set by the Company and confirmed by the Board.

Pursuant to the terms of Dr. Sarma’s amended and restated employment agreement, until the earlier of the date he relocates to Exton, Pennsylvania or we open a location in the Boston, Massachusetts area, Dr. Sarma is entitled to reimbursement for reasonable costs incurred in commuting between his home in Massachusetts and our offices in Pennsylvania, including out-of-pocket costs for coach airfare, hotel, temporary accommodations and car rental or other transportation costs. Dr. Sarma has agreed to relocate to within a 45-mile radius of the Company’s headquarters within a reasonable period of time following our request (provided that such relocation shall not be required if we establish an additional location in the Boston, Massachusetts area), and we have agreed to reimburse Dr. Sarma or pay directly any reasonable out-of-pocket relocation costs for Dr. Sarma and his immediate family and reimburse Dr. Sarma for the reasonable commission paid to his realtor on the sale of his home in Massachusetts, in a combined maximum amount of $200,000.

Under Dr. Sarma’s amended and restated employment agreement, if he resigns for “good reason” or we terminate Dr. Sarma’s employment without “cause” (each as defined in the amended and restated employment agreement, and excluding a termination on account of Dr. Sarma’s death or disability), and if such termination or resignation is not in connection with a “change in control” (as defined in the Company’s 2020 Equity Incentive Plan, as may be amended), then Dr. Sarma will be eligible to receive (i) continued payment of his base salary for 12 months following the termination (less applicable tax withholdings), (ii) COBRA premium coverage for up to 12 months, (iii) a prorated bonus for the year of termination paid in a lump sum, and (iv) 24 months’ of accelerated vesting of Dr. Sarma’s unvested time-based equity awards. As a condition to receiving the foregoing severance benefits, Dr. Sarma must sign and not revoke a general release contained in a separation agreement in the form presented by the Company, return all Company property and confidential information in his possession, comply with his post-termination obligations, and resign from any positions held with the Company.

Under Dr. Sarma’s amended and restated employment agreement, if he resigns for good reason or we terminate Dr. Sarma’s employment without cause, and excluding a termination on account of Dr. Sarma’s death or disability, and if such termination or resignation occurs within three months prior to or within 12 months following the effective date of a change in control, then Dr. Sarma will be eligible to receive (i) continued payment of his base salary for 18 months following the termination (less applicable tax withholdings), (ii) COBRA premium coverage for up to 18 months, (iii) 150% of his target bonus for the calendar year of termination paid in a lump sum, and (iv) full acceleration of the vesting of Dr. Sarma’s unvested equity awards. As a condition to receiving the foregoing severance benefits, Dr. Sarma must sign and not revoke a general release contained in a separation agreement in the form presented by the Company, return all Company property and confidential information in his possession, comply with his post-termination obligations, and resign from any positions held with the Company.

Under Dr. Sarma’s amended and restated employment agreement, if payments and benefits payable to Dr. Sarma in connection with a change in control are subject to Section 4999 of the Internal Revenue of 1986, as amended, or the Code, then such payments and benefits will be reduced to an amount determined by us in good faith to be the maximum amount that may be provided to Dr. Sarma so that the Section 4999 excise tax does not apply or Dr. Sarma receives the greater economic benefit notwithstanding that some or all of the payment or benefit may be subject to excise tax.

In connection with the commencement of his employment, Dr. Sarma was entitled to the grant of a stock option to purchase a number of shares of our common stock equal to 5% of our fully diluted equity (calculated as specified in the letter agreement) as of June 3, 2019, vesting over a 48-month schedule, subject to Dr. Sarma’s continued employment through each such vesting date. In addition, under his letter agreement, Dr. Sarma was entitled to an additional option grant in order for Dr. Sarma to maintain his 5% ownership of our fully diluted equity, after giving effect to the first preferred stock financing completed following the commencement of his employment, also vesting in 48 consecutive equal monthly installments, subject to Dr. Sarma’s continued employment through each such vesting date. On March 3, 2020, Dr. Sarma was granted an option to purchase 328,635 shares of our common stock with an exercise price of $0.54 per share, representing the initial option to which he was entitled pursuant to his letter agreement. This option vests in 48 consecutive equal monthly installments commencing on May 30, 2019, subject to Dr. Sarma’s continued employment through each such vesting date. On August 4, 2020, pursuant to Dr. Sarma’s amended letter agreement, Dr. Sarma was granted an additional stock option to purchase 143,045 shares of our common stock, which represents, taking into account Dr. Sarma’s outstanding option, 5% of our fully diluted equity (calculated as specified in the amended letter agreement), of which 91,840 shares vest in 48 consecutive monthly installments commencing on March 15, 2020, subject to Dr. Sarma’s continued employment through each such vesting date. The remaining 51,205 shares underlying Dr. Sarma’s August 2020 option will vest on November 1, 2024, subject to Dr. Sarma’s continued employment on such date.

Michael Morin, Ph.D. We entered into amended and restated employment agreement dated September 24, 2020, which took effect upon our initial public offering, setting forth the terms of Dr. Morin’s employment as Executive Vice President and Chief Scientific Officer. The amended and restated employment agreement superseded the employment offer with the Company dated August 5, 2020. Pursuant to the amended and restated employment agreement, Dr. Morin is entitled to an initial annual base salary of $300,000. Dr. Morin’s amended and restated employment agreement also provides for an annual target bonus of up to 40% of his base salary, to be applied on a prospective basis effective as of the effective date of the amended and restated employment agreement. Receipt of an annual bonus is subject to achievement of individual and Company-wide annual performance goals, as set by the Company and confirmed by the Board.

Pursuant to the terms of Dr. Morin’s amended and restated employment agreement, Dr. Morin is entitled to reimbursement for reasonable costs incurred in commuting between his home in Massachusetts and our offices in Pennsylvania, including out-of-pocket costs for coach airfare, hotel/temporary accommodations (or accommodations in the Company’s corporate apartment) and car rental or other transportation costs.

Under Dr. Morin’s amended and restated employment agreement, if he resigns for “good reason” or we terminate Dr. Morin’s employment without “cause”, and excluding a termination on account of Dr. Morin’s death or disability), and if such termination or resignation occurs three months prior to or within 12 months following the effective date of a “change in control”, then Dr. Morin will be eligible to receive full acceleration of the vesting of Dr. Morin’s unvested equity awards. As a condition to receiving the foregoing severance benefits, Dr. Morin must sign and not revoke a general release contained in a separation agreement in the form presented by the Company, return all Company property and confidential information in his possession, comply with his post-termination obligations, and resign from any positions held with the Company.

Under Dr. Morin’s amended and restated employment agreement, if payments and benefits payable to Dr. Morin in connection with a change in control are subject to Section 4999 of the Internal Revenue of 1986, as amended, or the Code, then such payments and benefits will be reduced to an amount determined by us in good faith to be the maximum amount that may be provided to Dr. Morin so that the Section 4999 excise tax does not apply or Dr. Morin receives the greater economic benefit notwithstanding that some or all of the payment or benefit may be subject to excise tax.

Sandra G. Stoneman. We entered into an employment agreement dated September 24, 2020 with Ms. Stoneman, setting forth the terms of Ms. Stoneman’s employment as Chief Legal Officer and General Counsel. Pursuant to the employment agreement, Ms. Stoneman is entitled to an initial annual base salary of $385,000. Ms. Stoneman’s employment agreement also provides for an annual target bonus of up to 40% of her base salary, pro-rated for her first year of employment. Receipt of an annual bonus is subject to achievement of individual and Company-wide annual performance goals, as set by the Company and confirmed by the Board. Ms. Stoneman is also entitled to a $25,000 retention bonus if she remains in the Company’s employ for one year (the “retention payment”).

Under Ms. Stoneman’s employment agreement, if she resigns for “good reason” or we terminate Ms. Stoneman’s employment without “cause” (each as defined in the employment agreement, and excluding a termination on account of Ms. Stoneman’s death or disability), and if such termination or resignation is not in connection with a “change in control” (as defined in the Company’s 2020 Equity Incentive Plan, as may be amended), then Ms. Stoneman will be eligible to receive (i) continued payment of her base salary for nine months following the termination (less applicable tax withholdings), (ii) COBRA premium coverage for up to nine months and (iii) the retention payment if not then paid. As a condition to receiving the foregoing severance benefits, Ms. Stoneman must sign and not revoke a general release contained in a separation agreement in the form presented by the Company, return all Company property and confidential information in her possession, comply with her post-termination obligations, and resign from any positions held with the Company.

Under Ms. Stoneman’s employment agreement, if she resigns for good reason or we terminate Ms. Stoneman’s employment without cause, and excluding a termination on account of Ms. Stoneman’s death or disability), and if such termination or resignation occurs within three months prior to or within 12 months following the effective date of a change in control, then Ms. Stoneman will be eligible to receive (i) continued payment of her base salary for 12 months following the termination (less applicable tax withholdings), (ii) COBRA premium coverage for up to 12 months, (iii) a lump sum cash payment in an amount equal to one times the target bonus for the year in which the termination occurs and the retention payment if not then paid, and (iv) full acceleration of the vesting of Ms. Stoneman’s unvested equity awards. As a condition to receiving the foregoing severance benefits, Ms. Stoneman must sign and not revoke a general release contained in a separation agreement in the form presented by the Company, return all Company property and confidential information in her possession, comply with her post-termination obligations, and resign from any positions held with the Company.

Under Ms. Stoneman’s employment agreement, if payments and benefits payable to Ms. Stoneman in connection with a change in control are subject to Section 4999 of the Internal Revenue of 1986, as amended, or the Code, then such payments and benefits will be reduced to an amount determined by us in good faith to be the maximum amount that may be provided to Ms. Stoneman so that the Section 4999 excise tax does not apply or Ms. Stoneman receives the greater economic benefit notwithstanding that some or all of the payment or benefit may be subject to excise tax.

Pursuant to the terms of Ms. Stoneman’s employment agreement, she was awarded a stock option to purchase 148,837 shares of the Company representing 1% of the fully-diluted equity of the Company. The option will vest over four years, with 25% of the shares subject to the option vesting on the first anniversary of the start date and the remaining 75% vesting in substantially equal monthly installments over the next 36 months.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2019, we have engaged in the following transactions with our directors, executive officers, holders of more than 5% of our voting securities, and affiliates or immediate family members of our directors, executive officers, and holders of more than 5% of our voting securities. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Broadband Capital Management Services Agreement

In November 2015, we entered into a management services agreement, or the Broadband MSA, with BCM Advisory Partners LLC, or Broadband Advisory, and Broadband Capital Partners LLC, or Broadband Capital, as subsequently amended and/or restated in July 2016, January 2017, June 2018, March 2020 and August 2020, pursuant to which we engage Broadband Capital as a consultant for advice in connection with senior management matters related to our business, administration and policies in exchange for a cash fee of $20,000 per month.

The Broadband MSA obligated Broadband or its designees to purchase shares of our Series A convertible preferred stock, in an amount determined by certain milestone events. Pursuant to the Broadband MSA, we issued an aggregate of 827,640 shares to Broadband Advisory and have no further obligation to issue additional shares to Broadband Advisory. From January 1, 2019 to the present, we made payments to Broadband Capital of $0.6 million under the Broadband MSA.

Broadband Advisory was a holder of more than 5% of our capital stock prior to December 31, 2020. Mr. Rapp is a member of the Board, a holder of more than 5% of our capital stock and a managing member of Broadband Advisory. Mr. Wagenheim is a member of the Board, a holder of more than 5% of our capital stock, a managing member of Broadband Advisory and the managing member of Broadband Capital. The Broadband MSA expires in June 2021.

Series A Convertible Preferred Stock Financing

From January 2019 through June 2020, we sold an aggregate of 1,024,086 shares of our Series A convertible preferred stock at a purchase price of $9.00 per share for an aggregate amount of approximately $9.2 million. In connection with the sale of our Series A convertible preferred stock in June 2020, we issued warrants, or Series A Warrants, immediately exercisable to purchase an aggregate of 1,024,086 shares of our Series A convertible preferred stock at an exercise price of $9.00 per share. All outstanding shares of capital stock were the subject of a one-for-six reverse stock split that occurred on September 22, 2020; the table below reflects this reverse stock split. In addition, all outstanding shares of Series A convertible preferred stock converted into shares of common stock and all Series A Warrants became exercisable for shares of common stock upon completion of the IPO.

The following table summarizes purchases of our Series A convertible preferred stock by, and issuances of Series A Warrants to, related parties since January 2019:

RELATED PARTY	SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK EXERCISEABLE UNDER WARRANT(6)	SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK	TOTAL PURCHASE PRICE(6)
I. Wistar Morris(1)	111,111	355,138	$3,100,005

Mike Rapp(2)	166,666	333,332	$3,000,000

John LaMattina Revocable Trust(3)	11,111	46,388	$399,999

Michael Lefenfeld(4)	11,111	22,222	$200,001

Michael D. Widlitz, M.D.(5)	--	22,082	$196,125

(1)	Represents (i) 343,055 shares of Series A convertible preferred stock purchased by I. Wistar Morris and (ii) 12,083 shares of Series A convertible preferred stock purchased by Cotswold Foundation. I. Wistar Morris is a holder of more than 5% of our capital stock. At the time of the relevant transactions, I. Wistar Morris was a member of the Board and a trustee of Cotswold Foundation. I. Wistar Morris resigned from the Board in August 2020.

(2)	Mike Rapp is a member of the Board and a holder of more than 5% of our capital stock.

(3)	John L. LaMattina, Ph.D., a trustee of John LaMattina Revocable Trust, is a member of the Board.

(4)	Michael Lefenfeld is a member of the Board.

(5)	Represents (i) 14,013 shares of Series A convertible preferred stock purchased by Michael D. Widlitz, M.D. and (ii) 8,069 shares of Series A convertible preferred stock purchased by Jacob Widlitz. Michael D. Widlitz, M.D., is a member of the Board. Jacob Widlitz is an immediate family member of Michael D. Widlitz, M.D.

(6)	Warrants are exercisable at a strike price of $9.00 a share. Total purchase price does not include exercise price.

Investors’ Rights, Voting and Stockholders Agreements

In connection with our convertible preferred stock financings, we entered into investors’ rights, voting and right of first refusal and co-sale agreements containing registration rights, information rights, voting rights and rights of first refusal, among other things, with certain holders of our convertible preferred stock and certain holders of our common stock, including Broadband Advisory, Mr. Morris, Cotswold Foundation, Mr. Rapp, Dr. Widlitz, Mr. Lefenfeld, and the John LaMattina Revocable Trust. These agreements with our stockholders terminated upon completion of the IPO, except for the registration rights granted under our investors’ rights agreement. Broadband Advisory does not have registration rights with respect to the shares of our common stock owned by it.

Employment Arrangements

We have entered into employment agreements or offer letter agreements with certain of our executive officers. For more information regarding these agreements with our named executive officers, see “Executive and Director Compensation — Agreements with our Named Executive Officers.”

Indemnification Agreements

We have entered indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Executive Officer and Director Compensation

We have granted stock options to certain of our executive officers and directors. See the section titled “Executive and Director Compensation” for a description of these stock options.

Related Party Transaction Policy

The Board has adopted a written related party transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related party transactions. For purposes of our policy only, a related party transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related party are, were or will be participants and in which the amount involved exceeds the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related party is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related party transaction, including any transaction that was not a related party transaction when originally consummated or any transaction that was not initially identified as a related party transaction prior to consummation, our management must present information regarding the related party transaction to the Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of the Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related parties, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy.

In addition, under our Code of Conduct our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

The policy requires that, in determining whether to approve, ratify or reject a related party transaction, the Audit Committee, or other independent body of the Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as the Audit Committee, or other independent body of the Board, determines in the good faith exercise of its discretion.

All of the transactions described above were entered into prior to the adoption of the written policy, but all were approved by the Board considering similar factors to those described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock as of April 9, 2021 by (a) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (b) each executive officer, (c) each director and nominee for director, and (d) all executive officers and directors as a group.

The percentage of common stock outstanding is based on 10,662,958 shares of our common stock outstanding as of April 9, 2021. For purposes of the table below, and in accordance with the rules of the SEC, we deem shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 9, 2021 to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, each of the persons or entities in this table has sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise noted below, the street address of each beneficial owner is c/o Immunome, Inc., 665 Stockton Drive, Suite 300, Exton, Pennsylvania 19341.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage
5% or Greater Stockholders
Alpine Global Management, LLC(1)	789,709	7.4%
I. Wistar Morris(2)	1,032,050	9.6%

Executive Officers and Directors
Purnanand D. Sarma, Ph.D.(3)	191,103	1.8%
Michael J. Morin, Ph.D.(4)	254,122	2.3%
Sandra G. Stoneman	5,555	*
Diane M. Marcou (5)	8,333	*
Dennis H. Giesing(6)	1,031	*
Mike Rapp(7)	968,302	8.9%
Richard A. Baron(8)	1,770	*
John L. LaMattina, Ph.D.(9)	83,202	*
Michael Lefenfeld(10)	70,147	*
Philip Wagenheim(11)	552,333	5.2%
Michael D. Widlitz, M.D.(12)	53,085	*
All executive officers and directors as a group (11 persons)	2,188,983	19.2%

* Less than 1%

(1)	Based solely on the information included in the most recently available Schedule 13G filed with the SEC on February 24, 2021 by Alpine Global Management, LLC (“Alpine”). The address for Alpine listed in the Schedule 13G is 140 Broadway, 38th Floor, New York, NY 10005.

(2)	Consists of (a)(i) 882,475 shares of common stock and (ii) 111,111 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock held by Mr. Morris, and (b) 38,464 shares of common stock held by the Cotswold Foundation. Mr. Morris has voting and investment power with respect to shares held by the Cotswold Foundation.

(3)	Includes 191,103 shares of common stock issuable upon the exercise of stock options exercisable within 60 days hereof.

(4)	Includes 254,122 shares of common stock issuable upon the exercise of stock options exercisable within 60 days hereof.

(5)	Consists of 8,333 shares of common stock issuable upon the exercise of stock options exercisable within 60 days hereof.

(6)	Consists of 1,031 shares of common stock issuable upon the exercise of stock options exercisable within 60 days hereof.

(7)	Includes (a) 799,866 shares of common stock, (b) 166,666 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock and (c) 1,770 shares of common stock issuable upon exercise of stock options exercisable within 60 days hereof.

(8)	Consists of 1,770 shares of common stock issuable upon exercise of stock options exercisable within 60 days hereof.

(9)	Consists of (a)(i) 46,388 shares of common stock and (ii) 11,111 shares of common issuable upon the exercise of a warrant to purchase shares of common stock held by the John LaMattina Revocable Trust, and (b) 25,703 shares issuable upon the exercise of stock options exercisable within 60 days hereof. Dr. LaMattina is the trustee of the John LaMattina Revocable Trust and has voting and investment power with respect to shares held by the John LaMattina Revocable Trust.

(10)	Includes (a) 11,111 shares of common stock issuable upon the exercise of a warrant to purchase shares of common stock and (b) 36,814 shares of common stock issuable upon the exercise of stock options exercisable within 60 days hereof.

(11)	Consists of (a)(i) 383,897 shares of common stock and (ii) 1,770 shares of common stock issuable upon exercise of stock options exercisable within 60 days hereof, and (b) 166,666 shares of common stock held by the Rapoport Family Trust. Mr. Wagenheim is the trustee of the Rapoport Family Trust and has voting and investment power with respect to shares held by the Rapoport Family Trust.

(12)	Includes 1,770 shares of common stock issuable upon exercise of stock options exercisable within 60 days hereof.

OTHER INFORMATION

OTHER MATTERS

The Annual Meeting is called for the purposes set forth in the Notice. The Board does not know of any other matters to be considered by the stockholders at the Annual Meeting other than the matters described in the Notice. However, the enclosed proxy confers discretionary authority on the persons named in the proxy card with respect to matters that may properly come before the Annual Meeting and that are not known to the Board at the date this Proxy Statement was printed. It is the intention of the persons named in the proxy card to vote in accordance with their best judgment on any such matter.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Stockholders intending to present a proposal to be considered for inclusion in the proxy statement for our 2022 Annual Meeting of Stockholders, stockholder proposals must be received by us no later than Saturday, February 26, 2022. If we change the date of the 2022 Annual Meeting of Stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, stockholder proposals must be received no later than the close of business on the tenth day following the day on which notice of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first in order to be considered for inclusion in our proxy statement. Proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received by the Secretary) to our Secretary at Immunome, Inc., 665 Stockton Drive, Suite 300, Exton, PA 19341. Proposals must contain the information required under our Bylaws, a copy of which is available upon request to our Corporate Secretary, and also must comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

Stockholders intending to present a proposal or nominate a director for election at our 2022 Annual Meeting of Stockholders without having the proposal or nomination included in our Proxy Statement must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that the Secretary of the Company receive the proposal or nomination no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, for our 2022 Annual Meeting of Stockholders, our Secretary must receive the proposal or nomination no earlier than Wednesday, January 27, 2022, and no later than the close of business Saturday, February 26, 2022. However, if we change the date of the 2022 Annual Meeting of Stockholders by more than 30 days before or 30 days after the anniversary of this year’s Annual Meeting, stockholder proposals must be received no later than the close of business on the later of the 90th day prior to the scheduled date of the meeting and the tenth day following the day on which public notice of the meeting was first made. Proposals must contain the information required under our Bylaws, a copy of which is available upon request to our Secretary. If the stockholder does not meet the applicable deadlines or comply with the requirements of SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote, in accordance with our best judgment, on any such proposal.

AVAILABILITY OF MATERIALS

Our 2020 Annual Report, including the financial statements and financial statement schedules, has been filed with the SEC and provides additional information about us, which is incorporated by reference herein. It is available on the internet at www.immunome.com and is available in paper form (other than exhibits thereto) by first class mail or other equally prompt means to beneficial owners of our common stock, without charge, upon written request to Chief Financial Officer, Immunome, Inc., 665 Stockton Drive, Suite 300, Exton, PA 19341.

IMMUNOME, INC. 665 STOCKTON DRIVE SUITE 300 EXTON, PA 19341VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/IMNM2021You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D49192-P55802KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLYIMMUNOME, INC.For WithholdFor AllTo withhold authority to vote for any individualThe Board of Directors recommends you vote FOR the following:All AllExceptnominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.1. Election of Three Class I Directors for a Three-Year Term Expiring in 2024 Nominees: 01) John LaMattina, Ph.D. 02) Michael Rapoport 03) Purnanand D. Sarma, Ph.D.! ! !The Board of Directors recommends you vote FOR the following proposal: For Against Abstain2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending ! ! ! December 31, 2021.NOTE: In their discretion, the proxies are authorized to vote upon such other matters which may properly come before the annual meeting or any adjournments or postponements thereof.THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED.IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS INDICATED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST FOR EACH DIRECTOR NOMINEE AND FOR PROPOSAL 2.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.D49193-P55802PROXY CARD IMMUNOME, INC. PROXY FOR 2021 ANNUAL MEETING OF STOCKHOLDERS May 27, 2021THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned stockholder of Immunome, Inc. hereby appoints Purnanand D. Sarma, Ph.D. and Sandra G. Stoneman, and each of them, with full power of substitution, as proxies to vote the shares of stock which the undersigned could vote if personally present at the 2021 Annual Meeting of Stockholders of Immunome, Inc. to be held virtually via the internet at www.virtualshareholdermeeting.com/IMNM2021 on May 27, 2021, at 9:00 a.m. Eastern Time, and at any adjournment or postponement thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies previously given. If the undersigned holds any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.When properly executed, this proxy will be voted in the manner directed herein. On matters for which you do not specify a choice, the shares will be voted in accordance with the recommendation of the Board of Directors. If no direction is made, this proxy will be voted “FOR” each of the nominees listed in Proposal 1 and “FOR” Proposal 2.(Continued and to be signed on the reverse side)